Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 of Registration Statement No. 333-146254 of our report dated May 27, 2005, except for the restatement discussed in Note 3 (not presented therein) to the consolidated financial statements appearing under Item 15 of the Company’s 2006 Annual Report on Form 10-K, as to which the date is November 27, 2006, relating to the financial statements and financial statement schedule of Meade Instruments Corp. which appears in Meade Instruments Corp.’s Annual Report on Form 10-K for the year ended February 28, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Orange County, California
December 17, 2007